Exhibit 16

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660
________________________________________________________________________

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Weinberg & Baer LLC succeeded to the registration status of the predecessor firm Alan Weinberg CPA. We are the former independent registered accountant of Briany Brands Company (formerly known as Enter Corp.). We have read the Company’s Current Report on Form 8-K/A dated February 22, 2011, and are in agreement with the contents in regard to our firm. For the remainder of the Current Report on Form 8-K/A, we have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,
Weinberg & Baer LLC
Baltimore, Maryland
February 22, 2011